Exhibit 99.1

News Release

Investor Relations Contact:	Corporate Communications Contact:
Rochelle Krause	Abbie Kendall
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6437	Tel: (503) 672-4681
Email: rochelle.krause@pdf.com	Email: abbie@akipr.com

PDF Solutions® Reports Second Quarter 2003
Financial Results

     SAN JOSE, Calif.—July 24, 2003—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of process-design integration technologies to enhance IC manufacturability, today announced financial results for its second fiscal quarter ended June 30, 2003.

     Revenue for the second fiscal quarter of 2003 totaled $10.1 million, a decrease of 18% compared with revenue of $12.2 million for the second fiscal quarter of 2002. Pro forma net loss for the second fiscal quarter of 2003, excluding amortization of stock-based compensation and intangibles, totaled $265,000, or $0.01 per diluted share, compared with pro forma net income of $1.4 million, or $0.06 per diluted share, for the second fiscal quarter of 2002. Reported net loss for the second fiscal quarter of 2003 totaled $676,000, or $0.03 per diluted share, compared with a reported net income of $565,000, or $0.02 per diluted share, for the second fiscal quarter of 2002.

     “Financial results for the quarter were in the range of prior revenue and pro forma earnings per share guidance,” said John Kibarian, PDF’s President and Chief Executive Officer. “In addition, we see accelerated customer interest in our solutions earlier in both process- and design-development cycles. This highlights that process-design interactions are becoming critical issues as the industry continues to move toward nanometer processes.”

     As previously announced, the company will hold a live conference call beginning at 3:00 p.m. PDT/6:00 p.m. EDT today to discuss the quarterly results. A live

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webcast of this teleconference will be available on the company’s website at http://ir.pdf.com/medialist.cfm. A replay of the call will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the most directly comparable GAAP measure, which non-GAAP measures may be used periodically by the company’s management when discussing financial results with investors and analysts, will be available on the company’s website at http://www.pdf.com/news_archive.phtml following the date of this release.

About PDF Solutions

PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF’s software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.

PDF Solutions® is a registered trademark of PDF Solutions, Inc.

Forward-Looking Statements

Some of the statements in this press release are forward looking, including the statements regarding the level of customer interest in PDF's solutions. The words “estimate”, “project”, “expect”, “believe” and similar expressions also identify forward-looking statements. Actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: any unforeseen industry changes; changes in general market conditions, difficulties in modifying PDF’s solutions on a timely basis; and changes in the marketplace for our solutions, including the introduction of products or services competitive with PDF’s products and services. Readers should also refer to the risk disclosures set forth in PDF’s Report on Form 10-K filed with the SEC on March 26, 2003 and Report on Form 10-Q filed with the SEC on May 14, 2003. The forward-looking statements contained in this release are made as of the date hereof, and PDF does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

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PDF SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$67,073	$71,490
Accounts receivable, net of allowances	6,584	7,924
Prepaid expenses and other current assets	5,006	4,406

Total current assets	78,663	83,820
Property and equipment, net	3,453	3,533
Goodwill	662	662
Intangible assets, net	4,195	220
Other assets	1,815	1,564

Total assets	$88,788	$89,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,370	$499
Accrued compensation and related benefits	1,910	1,143
Other accrued liabilities	1,364	1,652
Taxes payable	686	1,838
Deferred revenues	2,163	4,496
Billings in excess of recognized revenue	274	606
Other liabilities	1,500	—
Current portion of long-term debt	17	17

Total current liabilities	9,284	10,251
Long-term debt	6	15
Deferred tax liability	753	752
Deferred rent	49	39
Stockholders’ equity:
Common stock	3	3
Additional paid-in-capital	100,641	99,884
Deferred stock-based compensation	(545)	(1,340)
Notes receivable from stockholders	(4,614)	(4,998)
Accumulated deficit	(16,855)	(14,845)
Cumulative other comprehensive income	66	38

Total stockholders’ equity	78,696	78,742

Total liabilities and stockholders’ equity	$88,788	$89,799

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PDF SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Revenue:
Design-to-silicon yield solutions	$8,034	$9,505	$16,142	$17,885
Gain share	2,056	2,731	3,015	5,808

Total revenue	$10,090	$12,236	$19,157	$23,693

Cost and expenses:
Cost of design-to-silicon yield	3,514	4,110	6,958	7,974
Research and development	4,453	3,964	8,785	7,154
Selling, general and administrative	2,994	2,614	5,697	5,168
Stock-based compensation amortization*	329	770	978	1,558

Total costs and expenses	11,290	11,458	22,418	21,854

Income (loss) from operations	(1,200)	778	(3,261)	1,839
Interest and other income	345	338	720	697

Income (loss) before taxes	(855)	1,116	(2,541)	2,536
Tax (benefit) provision	(179)	551	(531)	1,391

Net income (loss)	$(676)	$565	$(2,010)	$1,145

Net income (loss) per share:
Basic	$(0.03)	$0.03	$(0.09)	$.0.05
Diluted	$(0.03)	$0.02	$(0.09)	$0.05
Weighted average common shares:
Basic	22,614	21,814	22,551	21,726
Diluted	22,614	22,943	22,551	23,192
* Stock-based compensation amortization:
Cost of design-to-silicon yield solutions	$86	$223	$216	$486
Research and development	155	366	563	804
Selling, general and administrative	88	181	199	268

	$329	$770	$978	$1,558

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PDF SOLUTIONS, INC.
RECONCILIATION OF REPORTED GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME (LOSS)
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended

	June 30,	June 30,
	2003	2002

Net income (loss)	$(676)	$565
Stock-based compensation amortization	329	770
Amortization of intangibles, net	82	28

Pro forma net income (loss)	$(265)	$1,363

Pro forma net income (loss) per share – diluted	$(0.01)	$0.06

Weighted average common shares – diluted	22,614	22,943

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